                            JOINT SELLING AGREEMENT
                            -----------------------

         This JOINT SELLING AGREEMENT (this "Agreement") is made and entered into as of this 1st day of April, 1997, by and between ROOK BROADCASTING OF IDAHO, INC., an Idaho corporation with its principal place of business in Spokane, Washington ("Licensee"), and TRIATHLON BROADCASTING OF SPOKANE, INC., a Delaware corporation with its principal place of business in Spokane, Washington ("Broker").

         WHEREAS, Licensee is the owner and operator of radio broadcast station KCDA(FM), Coeur d'Alene, Idaho (the "Station"); and

         WHEREAS, Licensee wishes to sell to Broker certain commercial advertising time of the Station; and

         WHEREAS, Broker desires to purchase such commercial advertising time of the Station subject to the terms and conditions hereof;

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto have agreed and do agree as follows:

         1. Advertising Time. Commencing at 12:01 AM on April 1, 1997 (the "Effective Date"), Broker will have the exclusive right to sell all available commercial time on the Station other than commercial advertising time allocated to network broadcasters, as long as the total of such commercial time does not exceed fifteen percent (15%) of the Station's total broadcast time in any seven (7) day period. Broker shall have the right to resell such commercial time to advertisers or their agents at such rates and in such manner as it may choose, subject to all applicable rules and regulations of the Federal Communications Commission ("FCC") and to Licensee's review as provided for in Section 3 hereof. All advertising provided by Broker to Licensee for broadcast on the Station shall be placed at mutually agreeable breaks in the programming of the Station. Broker shall be entitled to market the commercial advertising time on the Station jointly with the sale of commercial air time on stations owned or operated by Broker, provided that any purchaser will continue to have the right to buy time on the Station individually.

         2. Term. The term of this Agreement (the "Term") shall commence on the Effective Date and shall terminate at 11:59 p.m. on December 31, 2001. The parties shall have the right to extend the Term of this Agreement for an additional five (5) year term (the "Extended Term") on terms to be negotiated between and mutually agreed to by the parties, in which event all references in this Agreement to the "Term" shall include the "Extended Term" as the context shall require.

         3. Content of Advertising. All advertising provided by Broker to the Station shall be in good taste, compatible with the Station's format and in accordance with good broadcast standards. All advertising spots and advertiser promotional announcements supplied by Broker shall comply with all applicable federal, state, FCC and local regulations and policies and with the advertising standards of Licensee. Licensee shall have the absolute right to review and refuse to broadcast due to objectionable content any particular advertising furnished by Broker, and nothing in this Agreement shall be construed as impinging on Licensee's discretion to do so as the licensee of the Station.

         4. Control of Station and Licensee Obligations.

                  4.1 Licensee Control and Authority Absolute. Notwithstanding anything to the contrary in this Agreement, Licensee shall have full and exclusive authority and power over the operation of the Station during the Term of this Agreement. The general manager of the Station shall report solely to and be accountable solely to Licensee and shall direct the day-to-day operation of the Station in accordance with Licensee's direction. Licensee shall retain control in its absolute discretion over the policies, programming, personnel, operations and finances of the Station, including, without limitation, the right to make all programming decisions, the right to reject any advertisements and the right to take any other actions necessary for compliance with the laws of the United States, the State of Washington and the rules, regulations and policies of the FCC. Nothing in this Agreement shall be construed as giving to Broker any authority to dilute, diminish, assume any control from, or substitute for, the exclusive authority of Licensee in regard to the aforesaid matters.

                  4.2 Licensee Obligations. Licensee has exclusive and sole responsibility for complying with its obligations as licensee of the Station under the terms of its license, FCC rules and regulations and the Communications Act of 1934, as amended (the "Communications Act"). While Broker is obliged hereunder to assure that its own operations in connection with this Agreement are not inconsistent with the aforesaid requirements, Licensee has the primary responsibility for such compliance. Such essential responsibilities of Licensee as licensee include, but are not limited to, the following, which shall be Licensee's exclusive responsibilities and which Licensee shall carry out:

                  (a) Control over all programming, advertising and promotion;
                  (b)      Control over all Station finances;
                  (c)      Control over all Station personnel;
                  (d) Preparation and placement into the Station's public inspection file of all issues/programs lists;
                  (e) Broadcast of programming responsive to community issues;
                  (f)      Maintenance of local public inspections file;
                  (g) Compliance with all pertinent technical operating requirements;
                  (h)      Broadcast of all Station identifications;
                  (i) Compliance with all political broadcasting, personal attack and issue-oriented programming and advertising requirements;
                  (j) Compliance with all rules relating to contests, promotions, lotteries, payola, plugola and telephone recordings/broadcasts;
                  (k) Compliance with all rules relating to sponsorship identification;

                  (l) Compliance with all rules, policies and laws relating to indecent and obscene programming and false/misleading advertising and programming;
                  (m) Supervision and direction of all Station personnel including particularly the general manager, program director and chief engineer;
                  (n) Maintenance of a main studio within the principal city contours of the Station;
                  (o) Preparation and filing of all required and pertinent reports and applications at the FCC;
                  (p) Payment of all of the Station's operating expenses and existing debt service and for all existing capital improvements;
                  (q) Payment of any fines or forfeitures arising from the operation of the Station payable to any governmental authorities or third parties, provided such fines are not the result of acts or omissions of Broker; and
                  (r) Maintenance of the Station's equipment in a condition consistent with good engineering standards and in compliance with applicable rules, regulations and policies of the FCC.

         5. Licensee Responsibility for Employees and Expenses. Licensee shall be responsible for the salaries, taxes, insurance and related costs for all personnel utilized in the management and operation of the Station, including, but not limited to, its general manager, program director, accounting and clerical personnel, engineer and on-air announcing staff. Licensee shall also be responsible for all expenses related to its operations, studios and broadcast transmission, including, but not limited to, administrative expenses, music license fees, copyright fees, its consultant and attorney fees, tower and studio rent, maintenance, utilities, telephone, liability and property damage insurance on its facilities, insurance for errors and omissions and broadcast content, automobile expense, property taxes and income taxes, including income taxes relating to its earnings from the arrangement contemplated by this Agreement.

         6. Broker Responsibility for Employees and Expenses. Broker shall employ and be responsible for the salaries, commissions, taxes, insurance and all other related costs of all of its own personnel involved in the production, broadcast and sale of its commercial advertising time on and with respect to the Station including, but not limited to, salespersons, sales managers, and billing, traffic, and accounts receivable collection personnel. Broker shall be responsible for delivering the commercial advertising material in the form to be aired to Licensee's Station. Broker shall be fully responsible for the supervision and direction of its own employees. Broker shall be solely responsible for payment of any and all copyright license fees attributable to its commercial advertising broadcasts on the Station pursuant to this Agreement, and shall reimburse Licensee for the costs of any license fees attributable to the broadcast of Broker's commercial advertising on the Station that shall have been paid by Licensee.

         7. Advertising Revenues, Advertising Contracts, Accounts Receivable and Licensee Payments.

                  7.1 Advertising Revenues. All revenues from the sale of advertising time delivered by Broker to the Station pursuant to this Agreement or sold by Licensee prior to the Effective Date of this Agreement but scheduled to air during the term of this Agreement shall be the sole and exclusive property of Broker.

                  7.2 Performance of Broker's Advertising Contracts. In the event this Agreement is terminated by Broker or expires in accordance with its terms, Licensee agrees to assume and perform all advertising contracts entered into by Broker in the usual and normal course of business and consistent with past practices prior to the termination date, which are to be performed after the termination date. All benefits and collections for such advertising time run after the termination date shall be for the benefit of Licensee.

                  7.3 Collection of Broker's Accounts Receivable. In the event this Agreement is terminated by Broker or expires in accordance with its terms, as of the termination date, Broker shall continue to collect its own accounts receivable arising out of the conduct of the Broker's sale of commercial advertising time on the Station prior to the termination date.

                  7.4 Payments To Licensee. In consideration for the sale to Broker of the commercial advertising on the Station, Broker shall pay to Licensee during the Term the Guaranteed Fixed Monthly Payments and the Net Profits Payments in the amounts and on the dates set forth in Schedule A.

         8. Warranties and Representations of Licensee. Licensee warrants and represents to Broker that each of the following is now true and correct, and all will continue to be true at all times during the Term hereof:

                  8.1 Licenses and Permits. Licensee has all licenses and permits (including, without limitation, all FCC authorizations) necessary to operate the Station and to broadcast as required by this Agreement.

                  8.2 Material Compliance. Licensee is in material compliance with all requirements set forth in each of the FCC licenses pertaining to the Station and in material compliance with all legal requirements associated with the operation of the Station.

                  8.3 No Default. The execution, delivery and performance of this Agreement shall not constitute a breach or default under any agreement to which Licensee is a party.

                  8.4 Facilities. The broadcast facilities of the Station are in good working order, normal wear and tear excepted, and such facilities shall be maintained in good working order and condition throughout the Term of this Agreement.

         9. Warranties and Representations of Broker. Broker represents and warrants to Licensee that the execution, delivery and performance by Broker of this Agreement has been duly authorized by all necessary corporate action of Broker, that Broker has the financial capability and personnel to perform its obligations under this Agreement and that the execution, delivery and performance by Broker of this Agreement shall not constitute a breach or default under Broker's charter or bylaws or any agreement to which it is a party.

         10. Additional Covenants and Agreements of Broker. In addition to its other obligations under this Agreement, Broker covenants and agrees that throughout the Term hereof:

                  10.1 Advertising Log. Broker shall prepare and furnish to Licensee prior to each day's broadcasts an advertising log which shall list every commercial advertising announcement which Broker has furnished to Licensee in any of the particular forms described in Section 10.2 hereof and which Licensee is to broadcast in accordance with the schedule set forth in such log.

                  10.2 Advertising Materials. Broker shall furnish to Licensee prior to each day's broadcasts all necessary materials to permit Licensee to broadcast the commercial advertising messages listed in the advertising log described in Section 10.1. These materials may variously consist of typewritten advertising continuity to be read live by the on-air announcer, transcriptions such as, but not limited to, tape cassettes, recordable CD discs, or feeds from telephone lines, radios, satellites or a combination thereof. Such materials shall be broadcast ready and in form and format acceptable to Licensee, and Licensee shall have no obligation to provide additional production with respect thereto other than in accordance with its customary past practices.

                  10.3 Political and Issue-Oriented Broadcasts. During the Term of this Agreement, Broker shall not sell paid political programming or announcements without the prior written approval of Licensee, and if so granted Broker shall be responsible for preparing, and shall maintain and deliver to the Station, such records and information required by the FCC to be placed in the public inspection files of the Station pertaining to the broadcast of paid political programming and advertisement furnished by Broker in accordance with the provisions of Sections 73.1940 and 73.3526 of the FCC's rules, and pertaining to the broadcast of paid issue-oriented programming and advertisements addressing political issues or controversial subjects of public importance, in accordance with the provisions of Section 73.1212 of the FCC's rules. Broker shall also consult with Licensee and adhere strictly to the political advertising policies of Licensee and to the rules, regulations and policies of the FCC, as announced from time to time, with respect to the furnishing to Licensee for broadcast of paid political advertisements and programming (including, without limitation, the rights of candidates and, as appropriate, others to "equal opportunities" and the carriage of contrasting points of view with respect to such "issue-oriented" advertising as may be broadcast) and the charges permitted therefor. Broker will provide to Licensee such documentation relating to such programming as Licensee shall reasonably request.

                  10.4 Sponsorship. Broker, in compliance with Section 508 of the Communications Act, will, in advance of any sale of advertising time, disclose to Licensee any information of which Broker has knowledge, or which has been disclosed to it, as to any money, service or other valuable consideration which any person has paid or accepted, or has agreed to pay or to accept, for the inclusion of any matter as a part of the commercial matter to be supplied to Licensee pursuant to this Agreement. Broker will cooperate with Licensee as necessary to ensure compliance with the Communications Act's sponsorship identification requirements and with all rules, laws and regulations pertaining to false and misleading advertising and programming. Broker further agrees that it will at all times proceed in good faith to assure compliance with the Federal Trade Commission rulings on installment sales and other advertising practices.

                  10.5 Contests. Any commercial advertising time sold by Broker under this Agreement for broadcast by Licensee which contains material that deals with contests, similar commercial promotions and related schemes, shall comply with all appropriate FCC rules and policies.

         11. Additional  Covenants and  Agreements  of Licensee.
In addition to its other obligations under this Agreement, Licensee covenants and agrees that throughout the Term hereof:

                  11.1 Rights to Advertising Materials. Licensee shall have no right, title or interest in and to all advertising copy, continuity, transcriptions, tapes, jingles, music, trademarks and trade names and all manner of other intellectual property rights generated, arising out of or connected with the advertising furnished by Broker to Licensee for broadcast (whether or not any of such materials were produced at the Station or by the Station's personnel) except for a license from Broker to broadcast same over the Station pursuant to this Agreement.

                  11.2 Public Affairs. Licensee shall provide to Broker as soon as practical prior to any broadcast of same a schedule of Licensee's public affairs programming so that Broker may take account of same in scheduling advertising announcements.

                  11.3 Affidavits of Deletion. Licensee shall provide to Broker on a weekly basis during the Term hereof electronic or written notification of which commercial advertising furnished by Broker was not broadcast as scheduled during the preceding week.

         12. Force Majeure. Any failure or impairment of facilities or any delay or interruption in broadcasting due to acts of God, strikes or force majeure, shall not constitute a breach of this Agreement. If desired, broadcast interruption insurance shall be carried by Broker at Broker's expense.

         13. Compliance With Law. Broker and Licensee each agrees that throughout the Term of this Agreement in their respective performance hereunder, they will comply with all laws and regulations applicable in the conduct of the Station's business.

         14. Broker Events of Default. The following shall, after the expiration of the applicable cure periods, constitute Events of Default by Broker under this Agreement:

                  14.1 Non-Payment. If the Broker shall fail to timely pay the amounts provided for in Section 7.4 hereof and which are set forth on Schedule A.

                  14.2 Default in Covenants. If the Broker shall default in the material observance or performance of any material covenant, condition or agreement contained herein.

                  14.3 Breach of Representation. If any material representation or warranty made herein by Broker, or in any certificate or document furnished to Licensee pursuant to the provisions hereof, shall prove to be false or misleading in any material respect as of the time made or furnished.

         15. Licensee Events of Default. The following shall, after the expiration of the applicable cure periods, constitute Events of Default by Licensee under this Agreement:

                  15.1 Default in Covenants. If the Licensee shall default in the material observance or performance of any material covenant, condition or agreement contained herein.

                  15.2 Breach of Representation. If any material representation or warranty made herein by Licensee, or in any certificate or document furnished to Broker pursuant to the provisions hereof, shall prove to be false or misleading in any material respect as of the time made or furnished.

                  15.3 Failure to Broadcast. If Licensee shall fail to broadcast ten percent (10%) of the advertising programs submitted by Broker pursuant to this Agreement in any month during the term of this Agreement. Notwithstanding the provisions of Section 16 hereof, there shall be no "cure" period for an event of default pursuant to this Section 15.3.

         16. Cure Periods. Except as provided in Section 15.3, an Event of Default shall not be deemed to have occurred until ten (10) business days after the non-defaulting party has provided the defaulting party with written notice specifying the event or events that if not cured would constitute an Event of Default and specifying the actions necessary to cure the default within said period, and such cure has not occurred within said time period. This period may be extended for a reasonable period of time, if the defaulting party is acting in good faith to cure the default and such delay is not materially adverse to the other party.

         17. Termination.

                  17.1 Upon Default. In the event of the occurrence of an Event of Default, the non-defaulting party may terminate this Agreement provided that such party is not then also in default. In the event that a dispute arises under this provision and litigation ensues, the prevailing party in said litigation shall be entitled to recover reasonable attorneys' fees and its related costs, and the parties agree that New York law shall govern in any such dispute with the matter to be decided by the courts in the State of New York. The parties agree that this Agreement has been executed in the State of New York and both agree to be subject to the jurisdiction of the state and federal courts in New York.

                  17.2 Upon Revocation, Non-Renewal or Other Governmental Action. This Agreement shall terminate without further liability on the part of either party hereto in the event that Licensee's license to operate the Station is not renewed or is revoked by a final order of the FCC, or in the event the parties are required to terminate this Agreement by judicial order or any binding and enforceable order of any other administrative or governmental entity. For the purposes of this Agreement, "final order" shall mean an order of the FCC which has not been reversed or stayed, as to which no administrative or judicial appeal, reconsideration, or review is pending or has been requested, and with respect to which the time for the institution of any further judicial or administrative appellate proceedings has expired.

         18. No Joint Venture. This Agreement shall not create, nor shall it be construed to create, any partnership or joint venture between the parties hereto.

         19. Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

         20. Modification and Waiver. No modification or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing signed by the party sought to be charged with such modification or waiver, and then such waiver or modification and consent shall be effective only in the specific instance and for the purpose for which given.

         21. No Waiver; Remedies Cumulative. No failure or delay on the part of either party in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude either party of the exercise of any other right or power. The rights and remedies of Licensee and Broker herein provided are cumulative and are not exclusive of any right or remedies which it may otherwise have.

         22. Construction. This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations of the parties hereto are subject to all federal, state and municipal laws or regulations now or hereafter in effect and to the regulations of the FCC and all other governmental bodies or authorities presently or hereafter constituted.

         23. Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this section in the particular jurisdiction in which such adjudication is made.

         24. Headings. The headings contained in this Agreement are included for convenience only and no such heading shall in any way alter the meaning of any provision.

         25. Benefit and Assignment. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including any subsequent purchaser or assignee of the Station or the Station's FCC licenses. Broker may not assign any or all of its interests under this Agreement to a third party without the prior written approval of Licensee, which approval shall not be unreasonably withheld; provided, however, that Broker may assign its interests under this Agreement to (a) any purchaser of all of Broker's radio stations, other than Citadel Broadcasting Company, or (b) an affiliate or a wholly-owned subsidiary of Broker, in either event without Licensee's consent.

         26. Notices. Any notice required hereunder shall be in writing and any payment, notice or other communication shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, and shall be addressed to the following addresses, or to such other address as any party may request:

         If to Licensee:      Rook Broadcasting of Idaho, Inc.
                              450 University City Shopping Center
                              Spokane, Washington  99206
                              Attention: John Rook, President

         Copy to:             Vincent Pepper, Esq.
                              Pepper & Corazzini, P.A.
                              1776 K Street, N.W.
                              Suite 200
                              Washington, D.C.  20006

         If to Broker:        Triathlon Broadcasting of Spokane, Inc.
                              750 B Street
                              Suite 1920
                              San Diego, California  92101
                              Attention: Norman Feuer, President and CEO

         Copy to:             Howard Berkower, Esq.
                              Baker & McKenzie
                              805 Third Avenue
                              New York, New York 10022

         27. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                           ROOK BROADCASTING OF IDAHO, INC.



                           By:   /s/John Rook
                              -------------------------------
                           Name:    John Rook
                           Title:   President



                           TRIATHLON BROADCASTING OF SPOKANE, INC.



                           By:  /s/ Norman Feuer
                              --------------------------------
                           Name:    Norman Feuer
                           Title:   President and CEO

                                  SCHEDULE A


         1. During each month of the Term of this Agreement, Broker agrees to pay to Licensee the following amounts (the "Guaranteed Fixed Monthly Payments") by no later than the tenth (10th) day of each month:

            April 1997 through December 1997            $25,000 per month
            January 1998 through December 1998          $31,000 per month
            January 1999 through December 1999          $37,000 per month
            January 2000 through December 2000          $42,000 per month
            January 2001 through December 2001          $47,000 per month

Broker shall first deduct from the Guaranteed Fixed Monthly Payments due to Licensee an amount sufficient to cover the monthly debt obligations owed by Licensee to Deschutes and First Interstate (together, the "Licensee Debt Obligations") for such month; and Broker shall, on Licensee's behalf each month, pay to the holders of the Licensee Debt Obligations the amount so deducted and shall remit to Licensee the balance of the Guaranteed Fixed Monthly Payments.

         2. During the Term of this Agreement, Broker shall pay to Licensee as additional consideration for the right to sell the commercial advertising on the Station an additional fee (the "Net Profits Payment") equal to (i) sixty percent (60%) of the amount by which the Net Collected Revenues (as hereinafter defined) for the Station in calendar year 1997 exceed $450,000 net; and (ii) in each of the remaining years of the Term, if the Station's gross billings equal or exceed the Minimum Gross Billing Amount set forth below, fifty percent (50%) of the amount by which the Net Collected Revenues for the Station derived from the Minimum Gross Billing Amount exceed the Net Collected Revenues derived from the Base Gross Billing Amount set forth below:

         Year              Minimum Gross Billing Amount       Base Gross Billing Amount
         ----              ----------------------------       -------------------------
         1998                       $715,000.00                     $660,000.00
         1999                       $786,500.00                     $720,000.00
         2000                       $865,150.00                     $798,600.00
         2001                       $951,665.00                     $878,460.00

For the purposes of this Agreement, "Net Collected Revenues" shall mean all revenues which are collected in any calendar year for the sale of commercial advertising on the Station, whether local, regional or national, less all sales and agency commissions. The Net Profits Payment shall be payable in arrears within thirty (30) days following the end of each calendar year during the Term of this Agreement.

         3. Licensee and Broker agree that each will pay fifty percent (50%) of all advertising and promotion expenses incurred at the Station in accordance with a promotional budget to be mutually agreed upon between the parties.

         4. Licensee shall have the right to utilize the services of Broker's engineer at the Station at no cost to Licensee, and such engineer shall be entitled to make required repairs to the Station's facilities at Licensee's expense, subject to Licensee's prior approval for non-emergency repairs.

         5. Broker shall pay that portion of the Station's ASCAP and BMI Licensing Fees which are billed to the Station based upon the amount of the Station's net billings each year in excess of the net billings derived from the Gross Billings set forth below:

                  Year           Net Billings in Excess Of Gross Billings Of
                  ----           -------------------------------------------
                  1997                           $600,000.00
                  1998                           $660,000.00
                  1999                           $720,000.00
                  2000                           $798,600.00
                  2001                           $878,460.00

         6. All advertising rates for combination sales for the Station and radio station KNFR(FM) shall be allocated proportionally between the stations based on the Arbitron ratings for the stations in the Adults 25-54, 6 a.m. to midnight, Monday to Sunday, demographic in the four (4) most recent Arbitron books. The allocation between the stations shall be re-evaluated and re-calculated every six (6) months during the Term.